Exhibit 10.1

May 5, 2016

Ezra Uzi Yemin, President / CEO
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027

Re:    Temporary Reduction to Base Compensation

Dear Uzi:

This letter confirms your agreement to waive 50% of your Base Compensation (as such term is defined in that certain Executive Employment Agreement dated November 1, 2013 (the “Employment Agreement”), by and between you and Delek US Holdings, Inc. (“Delek”) for a period beginning May 9, 2016 until such time as you determine, in your sole discretion, to revoke this waiver. Delek agrees that this waiver shall not affect your rights under the Employment Agreement except as specifically set forth in this letter, and those rights shall be determined for all other purposes as if your Base Compensation continued to be paid at its then-approved level, without regard to this waiver, including without limitation, your rights as reflected in Sections 10 and 11 of the Employment Agreement and the definition of “Separation Payment” as set forth in Section 10(h)(viii). In addition, to the extent that this waiver impacts your participation in, or the level of benefits provided under, any welfare benefit plan provided by Delek, Delek shall provide an equivalent benefit to you at no additional cost to you. This letter will not impact your right to participate in any long term incentive program maintained by the Company, as described in Section 3(c) of the Employment Agreement.

Please confirm your agreement to these terms by signing below.

Sincerely,

DELEK US HOLDINGS, INC.

By: /s/ Donald N. Holmes
Name:    Donald N. Holmes
Title:    EVP – Human Resources

By: /s/ Kent B. Thomas
Name:    Kent B. Thomas
Title:    General Counsel

ACKNOWLEDGED AND AGREED this May 5, 2016.

/s/ Ezra Uzi Yemin
Ezra Uzi Yemin